Exhibit 99.1

KalVista Appoints Jeb Ledell as Chief Operating Officer

Cambridge, MA and Salisbury, England, December 16, 2024 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), today announced that Jeb Ledell has joined the Company as Chief Operating Officer (COO). Mr. Ledell is an accomplished public company COO with a track record of driving operational excellence and strategic growth within the biotechnology industry.

“I am pleased to welcome Jeb to KalVista at this key time in our evolution. His extensive experience in leading teams and driving efficiency within companies like ours makes him a valued addition to the team as we continue to evolve into a commercial entity,” said Ben Palleiko, Chief Executive Officer of KalVista. “I am confident that his proven skills will help us to achieve our goal of delivering sebetralstat to help transform the lives of people living with hereditary angioedema.”

“I am excited to join the talented team at KalVista as the Company prepares to launch sebetralstat on a global scale,” said Mr. Ledell. “I am eager to contribute my insights and experience to drive forward the Company’s mission of delivering a transformative new therapy for those impacted by hereditary angioedema.”

Mr. Ledell has more than 20 years of leadership and operational experience in the biotechnology industry, specializing in driving organizational growth, optimizing processes, and overseeing complex projects from inception to successful execution. He joins KalVista from AVEO Oncology, an LG Chem company, where he held the same role and oversaw AVEO’s operational strategy. Prior to AVEO, Mr. Ledell served as COO at Enzyvant Therapeutics, where he played a key role in the successful U.S. Food and Drug Administration approval of RETHYMIC®. He has also held leadership positions at Compass Therapeutics and Horizon Discovery Group, guiding both companies through significant operational growth and transformation.

Mr. Ledell holds a B.S. in Chemical Engineering from Worcester Polytechnic Institute.

On December 16, 2024 Mr. Ledell was granted inducement options to purchase 100,000 shares of the Company’s Common Stock as inducement to Ledell’s entering into employment with KalVista. The options were granted in accordance with Nasdaq Listing Rule 5635(c)(4) as inducements material to Mr. Ledell entering into employment with the Company. The options will have an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq Stock Market LLC on the grant date of December 16, 2024. The options will vest over a four year period with (i) 1/4th of the total shares subject to the options vesting on the one year anniversary of Mr. Ledell’s start date and (ii) thereafter, 1/48th of the total number of shares underlying the options vesting on each monthly anniversary of the vesting commencement date, which is subject to Mr. Ledell’s continued service through each vesting date. Each stock option has a 10-year term and is subject to the terms and conditions of the Company’s 2021 Amended and Restated Inducement Plan and a stock option agreement covering the grant.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a global pharmaceutical company whose mission is to develop and deliver life-changing oral medicines for people affected by rare diseases with significant unmet needs. Sebetralstat, our novel, investigational candidate for the oral, on-demand treatment of hereditary angioedema, is under regulatory review by the FDA with a PDUFA goal date of June 17, 2025. We have also completed Marketing Authorization Applications for sebetralstat to the European Medicines Agency and multiple other countries. For more information, please visit www.kalvista.com or follow us on social media at @KalVista and LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, timing or outcomes of communications with the FDA, our expectations about safety and efficacy of our product candidates and timing of clinical trials and its results, our ability to commence clinical studies or complete ongoing clinical studies, including our KONFIDENT-S and KONFIDENT-KID trials, and to obtain regulatory approvals for sebetralstat and other candidates in development, the success of any efforts to commercialize sebetralstat, the ability of sebetralstat and other candidates in development to treat HAE or other diseases, and the future progress and potential success of our oral Factor XIIa program. Further information on potential risk factors that could affect our business and financial results are detailed in our filings with the Securities and Exchange Commission, including in our annual report on Form 10-K for the year ended April 30, 2024, our quarterly reports on Form 10-Q, and our other reports that we may make from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media:

Jenn Snyder

Vice President, Corporate Affairs

(857) 356-0479

jennifer.snyder@kalvista.com

Investors:

Ryan Baker

Head, Investor Relations

(617) 771-5001

ryan.baker@kalvista.com